Astec Industries, Inc.
Press Release
1725 Shepherd Road  |  Chattanooga, TN  37421  |  Phone (423) 899-5898  |  Fax 899-4456

ASTEC INDUSTRIES, INC. TO ACQUIRE PETERSON, INC., MANUFACTURER OF ENVIRONMENTAL, WOOD, CONSTRUCTION DEBRIS AND WASTE PRODUCT PROCESSING EQUIPMENT:
Strong Management and Product Line Expansion Among Principal Benefits

CHATTANOOGA, Tennessee, (June 11, 2007).  Astec Industries, Inc. (NASDAQ: ASTE) today announced that it has entered into a definitive agreement to acquire 100% of Peterson, Inc. (“Peterson”) located in Eugene, Oregon.

     Peterson is a leading manufacturer of whole-tree pulpwood chippers, horizontal grinders and blower trucks.  Founded in 1961 as Wilbur Peterson & Sons, a heavy construction company, the company expanded into manufacturing in 1982 to develop equipment to suit their land clearing and construction needs. By 1990 Peterson had developed its first wood recycling machine and since that time continuous development has led to the existing product line. The company will continue to operate from its Eugene headquarters under the name Peterson Pacific Corp.  The transaction is expected to close during the third calendar quarter.

    The total purchase price for the acquisition is approximately $34 million.  Such amount includes $7 million to payoff outstanding Peterson debt and $7 million to purchase the real estate currently used by Peterson in a separate transaction, but excludes a $3 million potential earn-out payment.

    Dr. J. Don Brock, Chairman and Chief Executive Officer, said, “We are delighted to welcome Peterson Pacific Corp. to the Astec Industries family of companies. The acquisition of Peterson adds a new dimension to the range of products manufactured by Astec Industries, Inc. The processing equipment manufactured by Peterson has numerous components that closely resemble those found on our track-mounted crushers and Roadtec milling machines. We believe that we can enhance the operations of Peterson by improving purchasing practices, reducing outsourced assembly items and by using our best practices. Our Focus Group initiatives are very applicable to Peterson’s business. Additionally, the existing leadership team of Neil Peterson, President, and Larry Cumming, Chief Executive Officer will continue to manage the business after the acquisition.”

    To find out more about Peterson go to www.petersonpacific.com.

    Astec Industries, Inc. is a manufacturer of specialized equipment for building and restoring the world’s infrastructure.  Astec’s manufacturing operations are divided into four business segments:  aggregate processing and mining equipment; asphalt production equipment; mobile asphalt paving equipment; and underground boring, directional drilling and trenching equipment.

    The information contained in this press release contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the future performance of the Company, including statements about future performance of Peterson and improvements to existing Peterson business operations. These forward-looking statements reflect management’s expectations and are based upon currently available information, and the Company undertakes no obligation to update or revise such statements.  These statements are not guarantees of performance and are inherently subject to risks and uncertainties, many of which cannot be predicted or anticipated.  Future events and actual results, financial or otherwise, could differ materially from those expressed in or implied by the forward-looking statements.

For Additional Information Contact:

J. Don Brock
Chairman of the Board & C.E.O.
Phone: (423) 867-4210
Fax: (423) 867-4127
E-mail: dbrock@astecindustries.com
or
F. McKamy Hall
Vice President and Chief Financial Officer
Phone:  (423) 899-5898
Fax:  (423) 899-4456
E-mail: mhall@astecindustries.com
or
Stephen C. Anderson
Director of Investor Relations
Phone:  (423) 899-5898
Fax:  (423) 899-4456
E-mail:  sanderson@astecindustries.com